Exhibit 5.1



August 26, 2004

American Mortgage Acceptance Company



Re: American Mortgage Acceptance Company - Legality of Common Shares of Beneficial Interest to be Registered Under Registration Statement on Form S-8
        --------------------------------------------------------------------

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 855,277 common shares of beneficial interest, par value $0.10 per share (the "Shares"), of American Mortgage Acceptance Company, a Massachusetts business trust (the "Company"). The Shares have been or will be issued under the Company's Incentive Share Option Plan and Share Agreements (collectively, the "Plans").

        For purposes of this letter, we have examined originals or copies of the following:

        (1) The Second Amended and Restated Declaration of Trust of the Company dated as of April 6, 1999 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on April 30, 1999), as subsequently amended by amendments dated as of June 15, 1999 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on June 15, 1999), October 2000 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on October 23, 2000), February 1, 2001 (a copy of which was filed with the Secretary of State of The Commonwealth of Massachusetts on April 26, 2001), AND August 20, 2004 (a copy of which was submitted for filing with the Secretary of State of The Commonwealth of Massachusetts on August 23, 2004), all as certified to be effective and in full force and effect on the date hereof by the Secretary of the Company (collectively, the "Declaration of Trust");

        (2) the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about August 26, 2004, including the documents incorporated or deemed to be incorporated by reference therein, which is referred to herein as the "Registration Statement";

        (3) resolutions of the Board of Trustees and the shareholders of the Company, as the case may be, authorizing, among other things, each of the Plans and the issuance of the Shares, in each case certified to be effective and in full force and effect on the date hereof by the Secretary of the Company;

American Mortgage Acceptance Company
August 26, 2004
Page 2



        (4) an executed copy of the Officer's Certificate dated and delivered to us on August 26, 2004 (the "Officer's Certificate"), in connection with this opinion certifying, among other things, as to incumbency of signing officers and that the authorized capital stock of the Company as of the date hereof; and

        (5) such other documents and records as we have deemed necessary for purposes of this opinion.

        With your approval, we have relied as to certain matters on information, certificates and representations obtained from public officials, officers of the Company and other sources believed by us to be responsible. In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all agreements, documents, instruments and certificates submitted to us as originals, the conformity with the originals of all agreements, documents, instruments and certificates submitted to us as copies and the legal capacity to sign of all individuals executing such agreements, documents, instruments and certificates, including, without limitation, the Officer's Certificate, the Plans and the Registration Statement (collectively, the "Documents"). As to facts material to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, all statements, representations and warranties contained in the Documents, including, without limitation, certificates of public officials, the Officer's Certificate and other certificates of officers of the Company. We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, any of the Documents or any of the transactions contemplated thereby.

        We are members of the Bar of The Commonwealth of Massachusetts and our opinions herein are limited solely to the laws of The Commonwealth of Massachusetts, and we do not express any opinion as to the laws of the United States or any other state or jurisdiction. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under conflicts of laws principles or otherwise. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of The Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

        Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the respective Plans and related stock option agreements after approval by or pursuant to the terms of authorization from the Company's Board of Trustees and upon issuance and payment therefor in accordance with the terms of the respective Plans and such agreements,

American Mortgage Acceptance Company
August 26, 2004
Page 3



will be duly authorized and validly issued and will be legal, valid and binding shares of the Company's common shares of beneficial interest.

        This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

        We express no opinion as to any county, municipal, city, town or village ordinance, rule or regulation. We express no opinion herein with respect to the application of or compliance with any federal or state securities or blue sky laws or regulations (including, without limitation, any filing or notice requirements thereunder), and for purposes of this opinion have assumed compliance by all parties with such laws and regulations.

        We express no opinion except as expressly set forth in the numbered paragraphs below and no opinions shall be implied. We express no opinion as to banking, lending, tax, environmental, antitrust or unfair competition laws or the law of fiduciary duty, or any of the rules and regulations promulgated thereunder. We express no opinion as to the consent, approval, authorization, order, registration or qualification of or with any court, government agency or body.

        The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose, nor may this opinion be quoted from, circulated, relied upon or otherwise referred to, by any other person or entity without our prior written consent. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,



GOODWIN PROCTER LLP